608, 1199 West Pender Street
Vancouver, BC V6E 2R1
Tel: (604) 687-0300 Fax: (604) 687-0151
www.passportpotash.com

PASSPORT POTASH INC.
(TSX.V – PPI)

Passport Potash Announces Convertible Debenture

VANCOUVER, BRITISH COLUMBIA--(Marketwire – January 21, 2013) - Passport Potash, Inc. (TSX VENTURE:PPI)(OTCQX:PPRTF)(“Passport” or the “Company”) announces a non-brokered private placement of convertible debentures for up to $2.5 million at an interest rate of 15% (the “Offering”). The principal amount of the debentures is convertible into common stock of the Company at the option of the subscriber, in whole or in part, at a price of US$0.19 per share for a period of one year from the date of closing. The private placement is subject to the approval and consent of the TSX Venture Exchange (the “Exchange”). Upon approval by the Exchange the subscriber shall receive five warrants for each US$1.00 of principal amount tendered in the Offering, entitling the holder to acquire one share for each warrant at an exercise price of US$0.19 per share for a period of one year from the date of issuance.

Finders fees in accordance with TSX policy will be paid in connection with the financing. The funds raised in the Offering will replace some of the funds announced in the equity private placement announced by the Company on November 15, 2012. The Company anticipates closing the private equity offering, at a reduced amount, concurrently with the closing of the Offering. The proceeds from the Offering will be used for the Preliminary Economic Assessment which the Company anticipates publishing at the end of first quarter 2013, and for general working capital.

About the Holbrook Potash Project

Passport Potash Inc. is a publicly traded corporation engaged in the exploration and development of advanced potash properties with its major focus on a previously explored potash property in Arizona. Passport has acquired a strategic position in the Holbrook Basin with land holdings encompassing over 121,000 acres. Passport has also entered into a joint exploration agreement with the Hopi Indian Tribe to work toward developing approximately 13,000 acres of contiguous privately held Hopi land.

On behalf of the Board of Directors

PASSPORT POTASH INC.

Joshua Bleak, President

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical facts, including the likelihood of commercial mining and possible future financings are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include unsuccessful exploration results, changes in metals prices, changes in the availability of funding for mineral exploration, unanticipated changes in key management personnel and general economic conditions. Mining is an inherently risky business. Accordingly the actual events may differ materially from those projected in the forward-looking statements. For more information on the Company and the risks and challenges of its business, investors should review the Company's annual filings that are available at www.sedar.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact:

Passport Potash Inc.
Peter J. Kletas
Manager of Corporate Development
866-999-6251-Toll Free
peter@passportpotash.com

Passport Potash Inc.
Clive Mostert
Corporate Communications
780-920-5044
cmostert@passportpotash.com
www.passportpotash.com